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                                                                      EXHIBIT 15



T. Rowe Price Group, Inc.
100 East Pratt Street
Baltimore, MD 21202

Ladies and Gentlemen:

Re: Registration Statements on Form S-8: No. 033-07012, No. 033-37573, No. 033-72568, No. 033-58749, No. 333-20333, No. 333-90967 and No. 333-59714.

With respect to the subject Registration Statements, we acknowledge our awareness of the use therein of our report dated October 18,2001 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,


/s/ KPMG LLP

Baltimore, Maryland
October 19, 2001